Exhibit 10.4

Certain identified information has been excluded from this exhibit because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

EXCLUSIVE LICENSE AGREEMENT

BY AND BETWEEN

THE UNIVERSITY OF IOWA RESEARCH FOUNDATION

AND

VIEWPOINT MOLECULAR TARGETING

This license agreement (“Agreement”) effective as of June 5, 2018 (“Effective Date”) is by and between the University of Iowa Research Foundation, a nonprofit corporation organized and existing under the laws of the State of Iowa and having an address at 112 N. Capitol Street, 6, Gilmore Hall, Iowa City, Iowa 52242 (“UIRF”), and Viewpoint Molecular Targeting, Inc., a Delaware corporation with principal offices at 2500 Crosspark Road, UI BioVentures Center, E116, Coralville, IA 52241 (“Licensee”).

WHEREAS, as the agent of the University of Iowa (“UI”), for managing its intellectual property, UIRF has the exclusive right to license patent rights and know-how relating to technologies identified in Exhibit A (“Invention”), and desires to have said Invention utilized in the public interest, and;

WHEREAS, Licensee desires to commercialize the Invention and is willing to commit to developing and bringing to market, directly or through a third party, products exploiting the rights in the Invention.

NOW, THEREFORE, UIRF is willing to grant a license under its rights in the Invention in accordance with the terms of this Agreement. In consideration of the following covenants and conditions, the parties agree as follows:

1.	Definitions

1.1    “Affiliate(s)” means any entity that directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with the Licensee. For the purposes of this definition, “ownership” or “control” mean: (a) possession, or the right to possession, of at least fifty percent (50%) of the voting stock of a corporation or of the ownership units if pertaining to a legal entity other than a corporation; (b) the power to direct the management and policies of the entity; (c) the power to appoint or remove a majority of the board of directors or of the equivalent partners, members or managers if pertaining to a legal entity other than a corporation; or (d) the right to receive fifty percent (50%) or more of the profits or earnings. An entity is entitled to the benefits of an Affiliate under this Agreement only for the period of time the entity qualifies as an Affiliate under this definition, however all obligations under this Agreement of an entity while an Affiliate shall survive until their purposes are fulfilled even if the entity no longer qualifies as an Affiliate.

1.2    “Confidential Information” means any information or materials disclosed by one party, the disclosing party, to the other, the receiving party, and marked as confidential (or with other similar designation) at the time of disclosure or, if first disclosed orally or observed visually, identified as confidential at such time and confirmed in writing within thirty (30) days. Notwithstanding the above, the failure to so mark or confirm such information as confidential shall not cause the information to be considered non-confidential if the receiving party knew or reasonably should have known that it was the type of information which is or should be considered confidential. Confidential Information does not include any information or material that is: (a) already lawfully known to the receiving party at the time of disclosure (other than from the disclosing party) as evidenced by receiving party’s written records; (b) in the public domain other than through acts or omissions of the receiving party, or anyone that obtained the information or materials from the receiving party; (c) disclosed to the receiving party by a third party who was not and is not under any obligation of confidentiality; or (d) independently developed by employees of the receiving party without knowledge of or access to the Confidential Information as evidenced by the receiving party’s written records.

1.3    PURPOSEFULLY OMITTED

1.4    PURPOSEFULLY OMITTED

1.5    “Field of Use” means all applicable fields of use, including, but not limited to, cancer diagnosis, monitoring, and treatment, as identified in Exhibit A.

1.6    “Licensed Product(s) and/ or Licensed Process(es)” means any product or process that is covered by the Patent Rights, infringes the Patent Rights, or would infringe the Patent Rights but for a valid statutory exemption in the U.S. or other countries.

1.7    “Licensed Product Data” means data, including clinical data, owned or controlled by Licensee relating to a given Licensed Product and/or Licensed Process(es), and which is generated after the Effective Date of this Agreement.

1.8    “Market Exclusivity” means an exclusive benefit by grant or an exclusion under or from any Regulatory Authority relating to the Licensed Product and/or Licensed Process(es), including, without limitation, orphan drug protection or data exclusivity.

1.9   “Net Sales” means the gross amount invoiced or received for Licensed Product(s) and/or Licensed Process(es) sold, leased, transferred, performed, or otherwise provided by Licensee and its Affiliate(s), less the following solely to the extent documented and attributable only to Licensed Product(s) and/or Licensed Process(es): (a) customary trade, quantity and cash discounts actually given; (b) returns, credits and allowances actually granted; (c) transportation and insurance, if charged separately and included in the gross invoiced amount; and (d) sales taxes or other governmental customs charges (excluding value-added and other consumption taxes) actually paid and included in the gross invoice amount. Net Sales on Licensed Product(s) and/or Licensed Process(es)s transferred as part of a non-cash exchange or to Licensee’s Affiliate(s) or Sublicensee(s) shall be calculated at the then-current customary sales price or fair market value invoiced to third parties, whichever is greater. If there is no such invoice to reference, then the parties shall agree on the fair market value. Net Sales accrue with the first of delivery or invoice.

1.10    “Patent Rights” means Valid Claims of the patents and/or patent applications listed on Exhibit A, Patent Rights, incorporated herein by reference, all U.S., PCT and foreign patent applications claiming priority thereto and therefrom, including divisionals, continuations, and continuations-in-part (but only to the extent of subject matter claimed in such continuations- in-part that is fully disclosed and enabled by the disclosures in Exhibit A to satisfy 35 U.S.C.

§112), all patents issuing therefrom, reissues, reexaminations and any extensions of or supplementary protection certificates allowed on any of the foregoing, in each case only to the extent claiming the Invention.

1.11    “Regulatory Authority” means the US Food and Drug Administration, European Medicines Agency or other similar regulatory body, agency, or entity and their respective successors worldwide, that grant approvals, licenses, registrations, authorizations on behalf of any national, multi-national, regional, state, or local agency, department, administration, bureau, fund, commission, council or other governmental entity necessary in order to test, make, market, distribute, use, and/or sell the Licensed Product(s) and/or Licensed Process(es)s in its respective jurisdiction.

1.12   “Research Grants” means all funding awarded to Licensee under state of Iowa or federal government, foundation or private sponsored research grants or other funding, contracts, and/or cooperative agreements, including extensions thereof that are related to the Patent Rights. Specifically, Research Grants includes SBIR and STTR awards.

1.13. “Royalty Credit” means that if Licensee is required to license or acquire technology from a third party because the manufacture, use, sell, offer for sale or import of any Licensed Product(s) and/or Licensed Process(es)s would infringe that third party’s rights unless a license or other right to such third party technology is obtained or Licensee otherwise believes that such license or other right is required from such third party, then Licensee shall be entitled to a royalty credit as determined herein. In the event that the combined royalty burden required to make and sell a given Licensed Product(s) and/or Licensed Process(es) exceeds 5% of the Net Sales (the “Royalty Stack Cap”), the royalty payable to UIRF may be adjusted in an amount proportional to the contribution of UIRF’s earned royalty to Licensee's total royalty burden for the Licensed Product(s) and/or Licensed Process(es) (the “Total Royalty Stack”), in accordance with the following formula:

D = A/B * C; where:

A = the royalty rate stated in Section 3.3;

B = Total Royalty Stack;

C = Royalty Stack Cap=[**]; and

D = adjusted royalty rate paid by Licensee to UIRF, which, however, shall under no circumstance be less than [**] of A, the royalty rate stated in Section 3.2.

The Parties acknowledge that as of the Effective Date, the Parties anticipate that a license from the University of New Mexico to the intellectual property identified below shall be required for Licensee to sell Licensed Product, and thus shall be subject to this Royalty Credit. Upon first commercial sale of each Licensed Product, Licensee shall promptly notify UIRF of actual Royalty Credit due for that specific Licensed Product.

●

STC Technology Ref. No. 2008-061: “Peptide Radiopharmaceuticals for Melanoma Detection and Therapy” developed by Yubin Miao. U.S. Patent No. 8,603,435, issued on December 10, 2013. U.S. Patent No. 9,393,330 issued July 18, 2016. U.S. Continuation Application No. 15/186,764, filed on June 20, 2016.

●

STC Technology Ref. No. 2009-075: “Novel Arg-Gly-Asp-conjugated Alpha- Melanocyte Stimulating Hormone Hybrid Peptide for Melanoma Therapy” developed by Yubin Miao and Jianquan Yang. U.S. Patent No. 9,005,575, issued on April14, 2015.

●

STC Technology Ref. No. 2010-018: “Novel Radio labeled Peptides for Melanoma Imaging and Therapy” developed by Yubin Miao and Haixun Guo. U.S. Patent No. 8,986,651, issued on March 24,2015. U.S. Patent No. 9,493,537, issued on November 15, 2016. U.S Continuation Application No. 14/622,217, filed on February 13,2015.

●

STC Technology Ref. No. 2012-026: “Radiolabeled Arg-X-Asp-Conjugated Alpha- Melanocyte Stimulating Hormone Hybrid Peptide for Melanoma Targeting” U.S. Patent No. 9,463,255, issued on October 11, 2016. U.S. Continuation Application No. 15/261,890, filed on September10, 2016.

1.14    “Sublicensee(s)” means any person or entity to whom Licensee or its Affiliates grants or otherwise conveys any of the rights licensed hereunder under terms consistent with Section 2.4.

1.15    “Technical Information” means information including, but not limited to, research and development information, materials, Confidential Information, technical data, unpatented inventions, know-how and supportive information owned and controlled by UIRF and not in the public domain as of the Effective Date describing the Invention, its manufacture and/or use, and selected by UIRF to provide to Licensee for use in or with the development, manufacture or use of a Licensed Product(s) and/or Licensed Process(es). In the case of Technical Information provided by UIRF as: (i) materials, all progeny and derivatives of the materials made by Licensee and/or Sublicensee(s) are included within Technical Information; and (ii) software or other copyrightable work, all derivatives of such work made by Licensee and/or Sublicensee(s) are included within Technical Information.

1.16    “Term” means, unless earlier terminated in accordance with Section 11 below, the period of time from the Effective Date until the date of the last to expire of the Patent Rights.

1.17    “Territory” means the geographic area identified as Worldwide, also listed in Exhibit A.

1.18    “Valid Claim” means any claim (a) of any issued, unexpired patent that has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken, or with respect to which an appeal is not taken within the time allowed for appeal, and that has not been disclaimed or admitted to be invalid or unenforceable through reissue, disclaimer or otherwise, or (b) of any pending patent application that has not been finally rejected or expired without the possibility of appeal or refiling or that has not been abandoned.

2.	Grant of Rights

2.1    License. Subject to the terms of this Agreement and Licensee’s compliance therewith, UIRF grants Licensee: (a) an exclusive, non-transferable license, limited to the Territory and the Field of Use for the Term, with the right to sublicense, under the Patent Rights to make, have made, use, sell, offer for sale and import Licensed Product(s) and/or Licensed Process(es)s; and (b) an exclusive, non-transferable license, limited to the Territory and the Field of Use, to use the Technical Information to develop, manufacture and sell Licensed Product(s) and/or Licensed Process(es)s. This Agreement confers no title, interest, license or rights, including by implication, estoppel, or otherwise in or to tangible or intangible property or under any patent applications or patents of UIRF other than the licensed Patent Rights regardless of whether any such patents are dominant or subordinate to the licensed Patent Rights.

2.1.1    UIRF has made the Technical Information described in Exhibit E reasonably available on an “AS IS”, “WHERE IS” basis, and will transfer materials, if any, that are included within the Technical Information on the same basis within ninety (90) days of the Effective Date. UIRF has no other obligation with respect to the Technical Information. Nothing herein shall be construed as a sale of the Technical Information.

2.1.2    Licensee agrees that it is not authorized and will not practice or have practiced any patents of UIRF other than the Patent Rights and Technical Information, and only Licensee will practice and have practiced the Patent Rights and Technical Information in compliance with the terms of this Agreement. Further and notwithstanding anything to the contrary, Licensee agrees that UIRF has not granted any right to sell or offer for sale any subject matter other than the Licensed Product(s) and/or Licensed Process(es)s for which Licensee has obtained and maintains its license hereunder. Licensee acknowledges that it has thoroughly investigated the materials related to the Patent Rights and is satisfied that such information is accurate and complete. Patent exhaustion shall not apply for any unauthorized sale and Licensee shall provide notice to all entities, including Sublicensee(s) and customers of Licensed Product(s) and/or Licensed Process(es)s of such restrictions, including as to the Field, against unauthorized sale to prevent exhaustion of the Patent Rights and any implied license.

2.1.3    Licensee shall promptly notify UIRF in writing in the event it and/or Sublicensee(s): (i) cease to use the Patent Rights and/or Technical Information. Licensee shall notify UIRF in writing in the event a Sublicensee terminates a sublicense agreement entered into pursuant to Section 2.4.

2.2    Reservation of Rights. UIRF reserves for itself and for the UI: (a) the right to practice and have practiced the Patent Rights and Technical Information, including to use, have used, make, have made, transfer and have transferred the Patent Rights and the Technical Information for UI educational, or other non-profit university uses, including for research and development and/or educational purposes, clinical trials and patient care purposes, and to publish thereon; and (b) all other right, title, and interest not expressly granted in Section 2.1, License.

2.3    Government Funding. Licensee understands that the Patent Rights and Technical Information may have been or may be in the future conceived or first actually reduced to practice with funding from the U.S. or state government(s). All rights granted hereunder are limited by and subject to the rights and requirements of the government which may attach as a result of such funding, including as set forth in 35 U.S.C. §§200 et al., 37 C.F.R. §401 et al. (the “Bayh-Dole Act”). Licensee agrees to comply and enable UIRF and the UI to comply with the provisions of the Bayh-Dole Act, including promptly providing to UIRF and UI information requested to meet its compliance requirements, and substantially manufacturing Licensed Product(s) and/or Licensed Process(es), and products produced through the use of Licensed Product(s) and/or Licensed Process(es)s, in the United States.

2.4     Sublicenses. Licensee may sublicense some or all of the rights granted in Section

2.1 provided that such sublicenses are consistent with all terms of this Agreement, name UIRF as a third party beneficiary, and terminate upon termination of this Agreement. Any Affiliate of Licensee that desires to practice any of the rights licensed by UIRF hereunder shall enter into a sublicense agreement and is referred to in this Agreement as a Sublicensee(s). Licensee shall have the same responsibility for the activities of any Sublicensee(s) as if the activities were directly those of Licensee. Sublicenses granted hereunder shall not be transferable, including by further sublicensing, without the prior written approval of UIRF. Licensee shall include written notice in each sublicense of all restrictions, including those set forth in this Section. Within seven (7) days of full signature, Licensee shall promptly notify and provide a copy to UIRF of each agreement with a Sublicensee(s) and each amendment thereof.

3.	Financial Terms.

3.1    Success Fee. Licensee shall pay to UIRF a success fee of [**] percent ([**]) of Aggregate Consideration, as defined in and under the terms and conditions of Exhibit F.

3.2    Sublicensee(s) Payments. Licensee shall pay directly to UIRF [**] percent ([**]) of all remuneration, which is not earned royalty under Section 3.3 received by Licensee from any Sublicensee(s) for rights under the Patent Rights, including all upfront license fees, milestone payments, or other sums and the fair market value of any non-cash payments such as equity, release from debt, and goods or services. Licensee agrees not to receive from Sublicensee(s) anything in lieu of cash payments without prior written approval from UIRF. Licensee shall promptly notify UIRF of Sublicensee(s) remuneration due and remit the payment within forty five (45) days of the date Sublicensee(s) payment is due.

Licensee will pay to UIRF [**] percent ([**]) of earned royalty payments based on Net Sales that are received by Licensee from a Sublicensee. UIRF’s percentage of this running royalty revenue will be paid by Licensee to UIRF within forty five (45) days of the end of each calendar quarter in which Licensee received such revenue.

3.3    Earned Royalty. In consideration for the rights granted to Licensee under this Agreement, and regardless of whether such rights are actively exercised by Licensee, Licensee shall pay directly to UIRF royalties as set forth in Exhibit C of:

(a)    A [**] percent ([**]) royalty based on Net Sales of Licensed Product(s) and/or Licensed Process(es)s, as defined in Section 1.6, in the reporting period for therapeutics, diagnostics, and other medically related products subject to FDA approval; and

(b)    A [**] percent ([**]) royalty based on annual Net Sales of Licensed Product(s) and/or Licensed Process(es)s, as defined in Section 1.6, in the reporting period for non-FDA regulated products and services.

Royalties shall be remitted in accordance with Sections 3.4, Payments and 5.1, Financial Reports, and shall be subject to the Royalty Credit of Section 1.13.

3.4    Payments. All payments shall be paid in U.S. dollars to UIRF at the address designated under Section 5.5, Notices. Any withholding taxes which Licensee is required by law to withhold on remittance of the royalty payments shall be deducted from the royalty paid and Licensee shall furnish UIRF with original copies of all official receipts for such taxes. If any royalties are based on Net Sales converted from foreign currency, payment shall be made by using the exchange rate published in the Wall Street Journal on the last business day of the reporting period to which the royalty payments relate, and all transfer fees in connection with payment shall be borne by Licensee. Late payment shall bear interest equivalent to the lesser of one and one- half percent (1 1/2%) per month or the maximum percentage permitted under Iowa usury law. Acceptance of late payments shall not negate or waive UIRF’s right to seek any other remedy, legal or equitable, to which it may be entitled. Waiver of, delay to, or failure to enforce any particular payment requirement by UIRF does not extend by implication to any other, past or future, requirements set forth in this Agreement. Payment shall be remitted as follows:

Please make checks payable to:

THE UNIVERSITY OF IOWA RESEARCH FOUNDATION,

Federal Tax ID# 23-7436761, and mail to:

University of Iowa Research Foundation Attn: Accounting

6 Gilmore Hall

112 North Capitol Street Iowa City, IA 52242-5500

Or:

BANK WIRE PAYMENT INSTRUCTIONS:

Bank: Wells Fargo Bank, N.A. – San Francisco Bank routing number: 121000248

Account number: [**]

SWIFT BIC: WFBIUS6WFFX

Beneficiary: State University of Iowa (7 Jessup Hall, Iowa City, IA 52242)

3.4     Royalty Buyout Negotiation. At any time upon Licensee’s request, the Parties agree to negotiate in good faith an amendment to this Agreement that would replace all obligations of Licensee to UIRF for royalty payments and related obligations under Sections 3.1, 3.2, 3.3, 5, and 7.5.1 of this Agreement in exchange for a lump sum payment by Licensee to UIRF.

4.	Diligence

4.1    Development Plan. Licensee shall employ commercially reasonable efforts to bring Licensed Product(s) and/or Licensed Process(es)s to market in one or more areas of the Field of Use in the Territory. Licensee has provided UIRF with a development plan which describes how Licensee intends to bring Licensed Product(s) and/or Licensed Process(es)s to market, attached to this Agreement as Exhibit B, Development Plan, incorporated herein by reference.

4.2    Development Milestones. In partial satisfaction of its obligations to bring Licensed Product(s) and/or Licensed Process(es)s to market, Licensee, or its Sublicensee(s), shall achieve commercial development performance milestones as set forth in Exhibit B. Licensee shall promptly notify UIRF upon the achievement of each of the development milestones, identify whether the Licensee or a Sublicensee(s) is responsible for the achievement of such milestone, and the actual date of such achievement.

4.3    Diligence Reports. Licensee shall provide UIRF with annual reports within thirty (30) days of the end of each calendar year as set forth in Exhibit D describing in detail: (a) as of that reporting period, all development and marketing activities for each Licensed Product(s) and/or Licensed Process(es) and the names and addresses of all Sublicensee(s), including which of the Sublicensee(s) are Affiliates and subcontractors; (b) all Net Sales made for each Licensed Product(s) and/or Licensed Process(es); and (c) an updated development plan for the next annual period. UIRF shall have the right to audit Licensee’s records relating to development of Licensed Product(s) and/or Licensed Process(es)s to confirm compliance with the terms of this Agreement.

4.4    Requirements. Licensee’s failure to: (a) substantially perform in accordance with the current Development Plan; (b) meet each development milestone; or (c) comply with the Bayh- Dole Act shall, in each case, constitute a material breach of this Agreement.

In the event the Licensee fails to achieve Section 4.2 Development Milestones by the required date, then Licensee shall, thirty (30) days prior to the applicable milestone date, provide UIRF with a written explanation for such delay along with an updated “Development Plan.” The Licensee’s explanation of such delay shall include the written documentation of the FDA or other applicable regulatory agency’s requirements that Licensee perform additional studies or trials, that Licensee reformulate or alter the manufacturing process of any Licensed Product, that Licensee cease any clinical trial or redesign any clinical trial, or that Licensee perform any other action or cease to perform any action or otherwise delay the clinical development of any Licensed Product. UIRF shall, in good faith, consider the explanation of Licensee for such delay and updated “Development Plan,” and if these are deemed reasonable, UIRF shall grant, in writing, Licensee additional time to achieve the applicable Section 4.2 Development Milestones, such amount of time to reasonably take into consideration Licensee’s recommendations and the circumstances of each such delay.

4.5    Board Meetings. The Parties will abide by the Board Observer Rights Agreement in Exhibit G.

5.	Reports, Records, and Notices

5.1    Financial Reports. Commencing after the first Net Sale has been made, Licensee shall submit to UIRF semi-annual reports, due within thirty (30) days following the end and mid- point of each calendar year, setting forth a full accounting showing all amounts due to UIRF, the calculation of such amounts on a Licensed Product(s) and/or Licensed Process(es)-by-Licensed Product(s) and/or Licensed Process(es) basis (stating the commercial name of each Licensed Product(s) and/or Licensed Process(es)), including an accounting of total Net Sales with a reporting of any applicable foreign exchange rates, deductions, allowances, and charges, and any payments from Sublicensee(s). If no sales have occurred and no other payments are due, Licensee shall submit a report so stating. Concurrent with the making of the report, Licensee shall remit the full payment due. To assist UIRF in projecting future income, Licensee shall provide UIRF annually by January 31 of each year with a three (3) year projection of Net Sales and other amounts Licensee anticipates becoming due and payable to UIRF hereunder during each of the three projected years.

5.2    Records. Licensee shall keep and maintain, and shall require all Sublicensees to keep and maintain, complete, accurate, and continuous records regarding (a) any payments due hereunder; and (b) the development of Licensed Product(s) and/or Licensed Process(es)s as required herein for a period of five (5) years following the end of the calendar year to which they pertain.

5.3	Audit.

a.

UIRF or its representative may, upon reasonable notice during normal business hours, audit and copy the records kept by Licensee and Sublicensee(s). Licensee and Sublicensee(s) shall take all steps necessary so that UIRF may within thirty (30) days of its request review and copy all records at a single U.S. location. Any amount found to have been owed but not paid prior to notice to Licensee of the audit shall be paid promptly to UIRF with interest as provided under Section 3.3, Payments. If the audit shows that royalties were underpaid prior to notice to Licensee of the audit by 5% or more in any reporting period, Licensee shall reimburse UIRF for the costs and expense of the audit.

b.

Licensee shall keep accurate records in sufficient detail to enable UIRF to determine which of the Licensee’s products are subject to royalties. During the term of this Agreement and for a period of five (5) years thereafter, Licensee shall permit UIRF or its representative to inspect, audit and copy its technical records regarding the Licensee’s products, upon reasonable notice, and during normal business hours. Such examination shall be made at UIRF’s expense, except that if such examination discloses a product or products for which royalties were to have been paid by Licensee to UIRF, and for which no royalties have been so paid, then Licensee shall reimburse UIRF for the cost and expense of such examination or audit (regardless of the 5% discrepancy described in Section 5.3(a)), and shall pay UIRF the royalties in arrears and interest on the additional payment of royalties at the rate identified in Section 3.3.

5.4    Status. On each anniversary of the Effective Date, Licensee shall report to UIRF in writing whether or not Licensee and its Sublicensee(s): (a) is based on its size status eligible for reduced patent fees based on the eligibility requirement in 13 C.F.R. §121.802; and (b) is a “small business firm” under the Bayh-Dole Act regulations, 37 C.F.R. §§401.2(g) and 401.14(a)(5).

5.5    Notices. All required communications under this Agreement shall be in writing, sent to the party at its physical address, e-mail address, or facsimile number below, or as otherwise designated by the party in accordance with this provision, and duly given or made: (a) on the date delivered in person; (b) on the date transmitted by facsimile, e-mail, or other electronic means of transmission if confirmation is received; (c) three (3) days after deposit in the mail if sent by certified U.S. mail postage prepaid, return receipt requested; and (d) one (1) day after deposit with a nationally recognized overnight carrier service with charges prepaid.

If to UIRF:	University of Iowa Research Foundation
112 N. Capitol Street, 6 Gilmore Hall
Iowa City, Iowa 52242-5500
Telephone: (319) 335-4546
Fax: (319) 335-4486
E-mail: [**]
with a copy to [**]

If to Licensee:	Viewpoint Molecular Targeting, Inc.
Attn: Frances Johnson
2500 Crosspark Road, E116
Coralville, IA 52241-4710
Telephone: (319)335-4045
E-mail: [**]

With a Copy to:	Shuttleworth & Ingersoll, PLC
Attn: Jason Sytsma
115 3rd St. SE, Suite 500
Cedar Rapids, IA 52401
Telephone: (319)365-9461
Fax: (319) 365-8443
E-mail: [**]

6.	Confidentiality

6.1    Treatment of Confidential Information. Unless expressly provided herein, neither party shall during the Term and for three (3) years thereafter, disclose, use or otherwise make available the other’s Confidential Information. For the purpose of Section 6 of this Agreement, Confidential Information obtained by Licensee by the exclusive license in Section 2.1 and Licensed Product Data is considered Licensee’s Confidential Information. With respect to any Technical Information included in Confidential Information, the three-year period set forth above in this Section 6.1 shall survive and extend indefinitely following the Term until such time as the Technical Information no longer qualifies as Confidential Information. Each party agrees to treat all Confidential Information of the other party with the same degree of care it employs to protect its own confidential information, but in no case less than reasonable care.

6.2	Right to Disclose.

(a)    To the extent it is reasonably necessary to fulfill its obligations or exercise its rights under this Agreement, Licensee may disclose Confidential Information of UIRF to its Sublicensees, consultants, subcontractors, or any other third party on the condition that each such entity agrees in writing: (i) to maintain Confidential Information for at least as long as and to the same extent as Licensee is required; (ii) it is permitted to use the Confidential Information only to the extent Licensee is entitled to use the Confidential Information; and (iii) not to directly or indirectly disclose, use, or transfer any Confidential Information to UIRF’s detriment or to the detriment of any rights, including Patent Rights, held by UIRF or UI.

(b)    If law, regulation, subpoena or court order, requires disclosure of any Confidential Information, the party compelled to disclose shall: (i) promptly notify the other party so the other party may seek injunctive relief, a protective order or other available remedy; and (ii) only provide that portion of the Confidential Information that is or becomes legally required.

6.3    Injunctive Relief. Given the nature of the Confidential Information and the competitive damage that may result to the party upon unauthorized disclosure, use or transfer of their Confidential Information to any third party, the parties hereto agree that monetary damages may not be a sufficient remedy for any breach or threatened breach of this Section 6. In addition to all other remedies, a party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Section 6 in any court of competent jurisdiction.

7.	Intellectual Property Management

7.1    Responsibility. The filing, prosecution, maintenance, and defense of the Patent Rights and Technical Information shall be the exclusive right and at the sole discretion of UIRF. UIRF shall: (a) keep Licensee informed of all developments with respect to the Patent Rights; (b) provide Licensee with an opportunity to advise and comment on all actions before they are taken;

(c)    provide Licensee with copies of all correspondence sent or received in connection with the Patent Rights within ten (10) days of receipt or filing thereof; and (d) seek Licensee’s counsel concerning all proposed courses of action affecting the Patent Rights.

7.1.1    UIRF will pay for all reasonable expenses incurred for the preparation, filing, prosecution and maintenance of a Patent Cooperation Treaty application related to the Patent Rights up to a total of cost of [**] ([**]). Licensee will not reimburse UIRF for this cost.

7.1.2    Licensee shall reimburse the remaining past patent expenses, according to the Patent Expense Payment Schedule listed in Exhibit A.

7.1.3    In the event that Licensee requests UIRF file patent applications related to the Patent Rights beyond [**], Licensee will place the projected costs, as determined by UIRF, in an escrow account prior to filing.

7.1.4    For the avoidance of doubt, payment of all past and ongoing costs and expenses associated with the Patent Rights, including attorneys’ fees and experts’ fees, relating to the filing, prosecution, maintenance and defense of the Patent Rights beyond [**] shall be the sole responsibility of Licensee. Licensee shall reimburse UIRF for all documented costs and expenses associated with the Patent Rights, whether arising before or during the Term, according to the Patent Expense Payment Schedule (Exhibit A). All costs invoiced to Licensee after July 17, 2018, are due within thirty (30) days of invoices submitted electronically by UIRF to Licensee at Heyward Coleman, [**] or such other person as may be designated by Licensee from time to time.

7.2    Discontinuation of Support. If Licensee declines to pay any costs or expenses associated with the filing or prosecution of any patent application or the maintenance or protection of any patent within the Patent Rights, it shall give prompt written notice to UIRF and all rights in and to such Patent Rights shall revert to UIRF and shall be excluded thereafter from the Patent Rights licensed hereunder. If UIRF, acting in reliance on such notice, ceases or declines to prosecute a patent application or maintain a patent, then Licensee will not sell any product or practice any processes that would have been covered by the claims of that patent application or patent unless Licensee pays royalties under this Agreement on the sales of that product or process in the country where such patent rights apply at the rate set for Net Sales of those Licensed Product(s) and/or Licensed Process(es). If Licensee does not provide UIRF notice at least thirty (30) days prior to the date on which the cost or expense will be incurred, Licensee shall remain responsible for the reasonable costs and expenses incurred by UIRF. Licensee understands and agrees that Licensee will be required to provide all data and copies of filings made to a Regulatory Authority that are related to the Invention within forty-five (45) days after the date Licensee provides written notice of its intent to discontinue support. Upon termination, a final report that includes an explanation of its reasons for electing to terminate this Agreement as well as all Licensed Product Data and copies of filings made to a Regulatory Authority that are related to the Invention shall be submitted to UIRF within forty-five (45) days of after the date Licensee provides written notice of its intent to terminate this Agreement. For purposes of clarity and in addition to all other rights and remedies, any patent or patent application within the Patent Rights for which Licensee fails to pay any costs or expenses associated therewith, including any invoice submitted by UIRF for those patent costs or expenses within sixty (60) days after the invoice due date, the patent or patent application shall be excluded from the Patent Rights, and all rights relating to those patent applications and patents will revert to UIRF and may be freely licensed by UIRF to others without further obligation to Licensee.

7.3    Patent Term Extension. The parties shall cooperate in selecting a patent within the Patent Rights to seek a term extension for or supplementary protection certificate under in accordance with the applicable laws in each country in the Territory. Each party agrees to sign any documents and to take any additional actions as the other party may reasonably request in connection therewith.

7.4    Marking. All Licensed Product(s) and/or Licensed Process(es)s shall be marked in such a manner as to conform with the patent laws and practice in each country of use, shipment, sale and import, and with the reservation of rights notices set forth in Sections 2.2 and 2.3 above. Upon request from UIRF, Licensee shall provide evidence of such proper marking.

7.5    Infringement. UIRF and Licensee agree to promptly inform the other party in writing of any suspected infringement of the Patent Rights or Technical Information along with any available evidence of such infringement lawfully in the possession of Licensee or its Sublicensee(s).

7.5.1    Licensee has the first right to enforce the Patent Rights in its name in the Field of Use and Territory against infringers or otherwise act to eliminate infringement at its sole cost and expense, provided that the license is exclusive at the commencement of the action and remains exclusive throughout the action, and provided Licensee keeps UIRF fully informed with the right and opportunity to advise and comment. Prior to commencing any such action an exclusive Licensee will give careful consideration to the views of UIRF and to the potential effects on the public interest in making a decision whether or not to sue and, in the case of the Sublicensee(s) not a party to such action, Licensee agrees to report UIRF’s views to the Sublicensee(s). UIRF will reasonably cooperate, at Licensee’s expense, in any such actions. Licensee shall act in good faith to preserve UIRF’s right, title and interest in and to the Patent Rights. Licensee shall pay to UIRF 50% of any recovery in such suit or settlement, net of all reasonable and documented out-of-pocket costs and expenses associated with such suit or settlement.

7.5.2    Licensee is not permitted to settle or agree to a consent judgement in any action that would impose any material obligation on or make any admission of fault on behalf of UIRF, including compromising the Patent Rights, without UIRF’s express written consent, which it may withhold. In the event that Licensee decides not to enforce the Patent Rights against a third party infringer, nothing herein shall prevent UIRF from requiring that Licensee grant such third party infringer a sublicense permitting such infringer of the Patent Rights to practice under the Patent Rights if such practice is allowed under a settlement arrangement entered into by UIRF in good faith with a third party infringer.

7.5.3    If Licensee elects to sue for infringement, UIRF agrees to be named as nominal third party plaintiff if necessary to the commencement of any such action, and further agrees to provide any information available to UIRF and needed by Licensee in prosecuting such action.

7.5.4	PURPOSEFULLY OMITTED

7.5.5    In the event that Licensee and its Sublicensee, if any, elect not to exercise their right to prosecute an infringement of the Patent Rights pursuant to the above paragraphs, UIRF may do so at its own expense, controlling such action and retaining all recoveries therefrom. If Licensee elects not to exercise their right in accordance with Section 7.5.5, the Patent Rights enforced by UIRF only will terminate, the definition of Patent Rights will be unilaterally amended to exclude such rights, and UIRF will be free, at UIRF’s sole discretion and without any further obligation to Licensee regarding such Patent Rights, including without limitation, to prosecute and maintain for UIRF’s sole use and benefit, to license or to abandon the patent applications or patents.

7.5.6    If a declaratory judgment action alleging invalidity of any of the Patent Rights, shall be brought against Licensee, or UIRF, or a re-examination of any of the patents under the Patent Rights is initiated in any patent office, then UIRF shall have the right to intervene and take over the sole defense of the action at its own expense; otherwise, if Licensee elects to defend such action or re-examination, then such defense will be treated as an enforcement of the Patent Rights by Licensee under this Section 7.5 with all of the rights to cooperation and sett-off under Sections 7.5.3 and 7.5.4.

7.6    Challenge by Licensee. In the event Licensee intends to challenge the validity or enforceability of any of the Patent Rights in any manner including, but not limited to, instituting opposition, interference, inter partes review, or re-examination proceeding, Licensee shall: (a) give UIRF ninety (90) days’ prior written notice of such intention; and (b) continue to make all payments due under this Agreement directly to UIRF and have no right to pay into escrow or other account any such amounts. In the event that at least one claim of any of the Patent Rights subject to a challenge survives the challenge by not being found invalid or unenforceable, regardless of whether the claim is amended as part of the challenge, all royalty rates, minimum royalties and other payment rates set forth herein shall be trebled on the date of such finding for the remaining term of this Agreement and Licensee shall pay all costs and expenses incurred by UIRF (including actual attorneys’ fees) in connection with defending the challenge. For purposes of clarity, no payment made to UIRF is refundable or may be offset, including any amounts paid under this Agreement prior to or during the period of the challenge, even if the challenge is successful or it is otherwise determined that the Patent Rights do not include Valid Claims. Licensee will include a similar obligation to UIRF by Sublicensee in the sublicense agreement.

8.	Future Intellectual Property

8.1    In the event that future intellectual property, related to the Patent Rights, is developed solely in Licensee’s founders’ academic facilities and is fully funded by Licensee (“Funded Future IP”), UIRF will grant Licensee a license to Funded Future IP under the same terms as the Patent Rights, except that UIRF will not credit an additional [**] ([**]), nor agree to defer reimbursement of an additional [**] ([**]) towards expenses associated with the preparation, filing, prosecution and maintenance of the Patent Rights.

8.2     In the event that future intellectual property related to the Patent Rights is developed solely in Licensee’s founders’ academic facilities, and is not fully funded by Licensee (“Unfunded Future IP”), UIRF may license Unfunded Future IP to Licensee. In order to qualify, the following conditions for Unfunded Future IP must be met:

8.2.1    The intellectual property must be disclosed in writing to UIRF within five years of the Effective Date of this Agreement;

8.2.2    Alternative sources of funding have not taken ownership of the Unfunded Future IP;

8.2.3	The inventors of Unfunded Future IP must agree to licensing to Licensee; and

8.2.4    The UIRF has not been restricted from offering such Unfunded Future IP to licensee.

In the event one or more of these conditions is not met, the Parties will cooperate in good faith to negotiate a license to such Unfunded Future IP.

8.3    If the requirements of 8.2 have been met, UIRF will grant LICENSEE a license to Unfunded Future IP including, but not limited to, the following terms:

8.3.1    Licensee pays UIRF a flat upfront fee of [**] ([**]). Licensee may request in writing that payment of such fee be deferred. If the UIRF agrees to grant this request, Licensee agrees to a convertible note equal to [**] ([**]). Such convertible note will include five percent (5%) annual interest. Licensee will make interest-only annual payments for the first six years of the note. Payment will be due on the anniversary of Licensee’s written request for deferred reimbursement. On the seventh year, Licensee will pay UIRF the outstanding principal sum.

8.3.2    Payment as described in 8.3.1 will be due upon signing the License amendment.

9.	Representations, Warranties and Disclaimers

9.1	Representations and Warranties. Licensee warrants and represents that:

(a)    it is and shall be at all times during the Term a valid legal entity existing under the law of its state of incorporation or formation with the power to own all of its properties and assets and to carry on its business as it is currently being conducted;

(b)    the signature and delivery of this Agreement has been duly authorized and no further approval, corporate or otherwise, is required in order to sign this binding agreement;

(c)    it shall comply with any applicable international, national, or local laws and regulations in its performance under this Agreement;

(d)    it shall use commercially reasonable efforts to pursue the development, manufacture, and sale of Licensed Product(s) and/or Licensed Process(es)s in the Field of Use throughout the Term; and

(e)    it now maintains and will continue to maintain throughout the Term and beyond insurance coverage as set forth in Section 10.3.

9.2	Disclaimers.

(a)    UIRF MAKES NO REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE NOT EXPRESSLY SET FORTH IN THIS AGREEMENT. UIRF EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE; COURSE OF DEALING, USAGE OR TRADE PRACTICE; WITH RESPECT TO THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE TECHNICAL INFORMATION AND PATENT RIGHTS, AND WITH RESPECT TO THE LICENSED PRODUCT(S) AND/OR LICENSED PROCESS(ES)CONTEMPLATED BY THIS AGREEEMENT; THAT ANY PATENT WILL ISSUE AND REMAIN; AND THE NONINFRINGEMENT OF THE MANUFACTURE, USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE LICENSED PRODUCT(S) AND/OR LICENSED PROCESS(ES). IN NO EVENT SHALL UIRF BE LIABLE FOR LOSS OF PROFITS, LOSS OF USE, OR ANY OTHER CONSEQUENTIAL, INCIDENTAL, EXEMPLARY, OR PUNITIVE DAMAGES. IN THE EVENT OF WILLFUL INFRINGEMENT BY LICENSEE OF INTELLECTUAL PROPERTY RIGHTS OF UIRF EITHER (i) OUTSIDE THE SCOPE OF THIS LICENSE, OR (ii) RETAINED BY OR REVERTED TO UIRF HEREUNDER, NOTHING HEREIN SHALL LIMIT UIRF’S RIGHT AND ABILITY TO SEEK SPECIFIC PERFORMANCE UNDER THIS AGREEMENT, AS WELL AS SEEK LEGAL, INJUNCTIVE OR OTHER RELIEF AS MAY BE GRANTED BY A COURT OF COMPETENT JURISDICTION.

(b)    UIRF assumes no responsibility whatsoever with respect to design, development, manufacture, use, sale or other disposition by Licensee or Licensee’s Affiliates of the Licensed Product(s) and/or Licensed Process(es). The entire risk as to the design, development, manufacture, offering for sale, sale, or other disposition and performance of Licensed Product(s) and/or Licensed Process(es) are assumed in their entirety by the Licensee.

9.3    Prohibition Against Inconsistent Representations. Licensee will not make any statements, representations or warranties, or accept any liabilities or responsibilities whatsoever which are inconsistent with the terms of this Agreement.

10.	Indemnification and Insurance

10.1    Indemnification. Licensee shall indemnify, defend and hold harmless UIRF, UI, the State of Iowa Board of Regents and their respective affiliates, officers, directors, employees, students, representatives, independent contractors, agents and consultants (“UIRF Indemnitees”) from and against any and all demands, judgments, suits, actions, proceedings, claims, losses, damages, and/or liability of whatsoever kind or nature, as well as all costs and expenses, including, reasonable attorneys’ fees, arbitration and court costs, which arise at any time out of or in connection with Licensee’s or Sublicensees’: (a) practice of any right granted herein; (b) breach of any term of this Agreement; (c) the manufacture, sale, offer for sale, importation or use of Licensed Product(s) and/or Licensed Process(es)(s)(b) the death of or injury to person(s) or any damage to property caused by the Licensed Product(s) and/or Licensed Process(es)(s) )as predicated upon any theory of product liability (including, but not limited to, actions in the form of tort, warranty, or strict liability) or tort liability.

10.2    Procedure. UIRF shall notify Licensee of any claim or suit giving rise to Licensee’s obligations under this Section 10 and permit Licensee to assume sole direction and control of the defense of the claim with counsel acceptable to UIRF, including the right to reasonably settle such action in its sole discretion, provided that such settlement does not impose any material obligation on or make any admission of fault by UIRF Indemnitees (including compromising the Patent Rights). Provided UIRF is reimbursed by Licensee within thirty (30) days’ receipt of each invoice, UIRF Indemnitees will reasonably cooperate as requested, at the expense of Licensee, in the defense of the action. UIRF Indemnitees may participate in the defense or prosecution of any claim with counsel of its choice at its own expense.

10.3	Insurance.

(a)    Beginning at the time any Licensed Product(s) and/or Licensed Process(es)are being commercially distributed, offered or sold (other than for the purpose of obtaining approvals from a Regulatory Authority) by Licensee or an Affiliate of Licensee, Licensee shall, at its sole cost and expense procure and maintain Commercial General Liability insurance in amounts not less than $2,000,000 per occurrence and $2,000,000 annual aggregate and naming the Indemnitees as additional insureds. During clinical trials of any such Licensed Product(s) and/or Licensed Process(es) Licensee shall, at its sole cost and expense, procure and maintain Commercial General Liability insurance in such equal or lesser amounts as UIRF shall require, naming the Indemnitees as additional insureds. Such Commercial General Liability insurance shall provide coverage for bodily injury and property damage, including completed operations, personal injury, coverage for contractual employees, blanket contractual and products. If Licensee elects to self-insure all or part of the limits described above (including deductibles or retentions which are in excess of $250,000 annual aggregate) such self-insurance program proposed must first be submitted to UIRF for UIRF’s consideration. The minimum amounts of insurance coverage required shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligation under this Agreement. Any and all insurance policies required herein shall contain a severability of interests’ provision.

(b)    Licensee shall provide UIRF with a certificate of liability insurance concurrently with signing this Agreement. Licensee shall provide UIRF with written notice at least thirty (30) days prior to cancelling, not renewing or materially changing such insurance. If Licensee does not obtain replacement insurance providing comparable coverage within such thirty

(30) day period, UIRF shall have the right to terminate this Agreement effective at the end of such thirty (30) day period without notice or any additional waiting periods.

(c)    Licensee shall maintain such Commercial General Liability insurance beyond the expiration or termination of this Agreement during (i) the period that any Licensed Product(s) and/or Licensed Process(es), relating to, or developed pursuant to, this Agreement is being commercially distributed, offered or sold by Licensee or by a Sublicensee(s) or an Affiliate(s) of Licensee and (ii) for a reasonable period after the period referred to in (c)(i) above which in no event shall be less than fifteen (15) years.

11.	Expiration and Termination

11.1    Expiration. This Agreement shall expire at the end of the Term unless earlier terminated in accordance with the provisions set forth in this Agreement.

11.2	Termination by Either Party.

(a)    Either party may terminate this Agreement if the other party commits a material breach of this Agreement and fails to fully remedy such breach within ninety (90) days after receiving written notice thereof.

(b)    This Agreement shall immediately terminate if the other party enters liquidation, has a receiver or administrator appointed over any assets related to this Agreement, or ceases to carry on business, or files for bankruptcy or if an involuntary bankruptcy petition is filed against Licensee, or any similar event occurs, even if under the law of any foreign jurisdiction. Licensee or Licensee’s authorized representative shall promptly notify UIRF of any such occurrence. Except as expressly described in Section 12.4 herein, this Agreement cannot be assumed, or assigned by Licensee, any trustee acting on behalf of the assets of Licensee, or otherwise.

11.3    Termination by Licensee. Licensee may terminate this Agreement without cause upon ninety (90) days’ prior written notice to UIRF and payment of a [**] termination fee.. Within forty-five (45) days of termination, a final report that includes an explanation of its reasons for electing to terminate this Agreement shall be submitted to UIRF.

11.4	Termination by UIRF.

(a)    UIRF may terminate this Agreement if Licensee or its Sublicensee(s) directly or indirectly brings any action or proceeding against UIRF or UI unless such suit is for an uncured material breach or imminent threatened breach of this Agreement by UIRF. In the event UIRF is a prevailing party in such suit, Licensee agrees to promptly reimburse UIRF for all costs and expenses including reasonable attorneys’ fees and courts costs associated therewith at the conclusion of such action.

(b)    UIRF may terminate this Agreement if the Licensee fails to make payments due hereunder unless Licensee fully remedies such breach plus all interest due as stipulated in Section 3.4 hereof within ninety (90) days after receiving written notice thereof. If payments are not so made, UIRF may terminate this Agreement immediately by written notice.

(c)    In the event that Licensee is in breach of any obligations under this Agreement (other than as provided in 11.2(a) above which shall take precedence over any other breach), and if the breach has not been cured within ninety (90) days after the date UIRF provides written notice of such breach, UIRF may terminate this Agreement immediately by written notice.

11.5    Surviving Rights and Obligations. The termination or expiration of this Agreement does not relieve either party of its rights and obligations that have previously accrued. Rights and obligations that by their nature prescribe continuing rights and obligations shall survive the termination and expiration of this Agreement. Upon the earlier of termination or expiration of this Agreement, all rights granted hereunder by UIRF to Licensee immediately revert to UIRF, Licensee agrees not to practice or have practiced any unexpired Valid Claims of the Patent Rights or the Technical Information, and all Confidential Information of the other party shall be returned or destruction certified, at the disclosing party’s election. Licensee and its Sublicensee(s) shall provide a final accounting for and pay, within thirty (30) days of termination or expiration, all amounts that have accrued in accordance with Section 3 hereof up to the date of such expiration or termination. The final accounting shall resemble the type of financial report anticipated by, and contain all applicable information as described in, Section 5.1 above. As of the date of termination of this Agreement, Licensee shall also provide to UIRF a certificate of Licensed Product(s) and/or Licensed Process(es) inventory on hand at Licensee’s facilities. Licensee shall have the right during a period of six (6) months following the effective date of such termination to sell or otherwise dispose of the Licensed Product(s) and/or Licensed Process(es) inventory existing at the time of such termination, and shall make a final report and payment of all royalties related thereto within sixty (60) days following the end of such period or the date of the final disposition of such inventory, whichever first occurs.

12.	Miscellaneous Provisions

12.1    Governing Law and Venue. This Agreement shall be governed by the laws of the state of Iowa, without regard to any choice-of-law provisions that would require the application of the laws of another jurisdiction, and any and all disputes arising hereunder shall be resolved in the courts of the State of Iowa. Any litigation or arbitration rising out of or relating to this Agreement that is not barred by sovereign immunity shall be conducted by a court or tribunal of competent jurisdiction in the state of Iowa. Licensee agrees to avail itself of such courts. Nothing herein shall be construed as a waiver of sovereign immunity.

12.2    Severability. The provisions of this Agreement are severable, and if any provision of this Agreement is determined to be invalid or unenforceable under any controlling body of law, such invalidity or non-enforceability shall not in any way affect the validity or enforceability of the remaining provisions or enforceability of those terms in any jurisdiction where they are valid and enforceable. The parties desire the terms herein to be valid and enforced to the maximum extent not prohibited by law, regulation or court order in a given jurisdiction and as such, any invalid or unenforceable terms will be reformed by the parties to effectuate the intent of the parties as evidenced on the Effective Date.

12.3    Export Controls. Licensee understands and acknowledges that the transfer of certain items and technical data is subject to United States laws, regulations and sanctions controlling the export of such items and technical data, including the Export Administration Regulations of the US Department of Commerce, the International Traffic in Arms Regulations of the US Department of State, and/or regulations of the US Treasury’s Office of Foreign Assets Control. Licensee understands and acknowledges that these laws, regulations and sanctions may prohibit or require a license for the export or deemed export of certain items or technical data to certain countries and/or foreign nationals. As between Licensee and UIRF, Licensee hereby agrees to be solely responsible for any violation by Licensee or its Affiliates or Sublicensees of applicable laws, regulations and sanctions, and Licensee agrees that it will defend and hold the UIRF Indemnitees (as defined in Section 10.1 above) harmless in the event of any legal action of any nature occasioned by such violation. For the avoidance of doubt, UIRF does not represent that a license is required nor that, if a license is required, it will be issued.

12.4    Assignment. Except for the sublicensing rights stated in Section 2 above, the rights and licenses granted by UIRF under this Agreement are specific and may not be assigned or otherwise transferred to any party without prior written consent of UIRF. However, Licensee is permitted to assign, delegate or otherwise transfer this Agreement to (and only to) the assignee or transferee of its entire business or of that part of Licensee’s business to which this Agreement relates without requiring the written consent of UIRF. UIRF may assign or transfer this Agreement, the Patent Rights, and Technical Information, its obligations and/or benefits hereunder without the consent of Licensee. This Agreement shall be binding on and inure to the sole benefit of the parties and their permitted successors and assigns. Any assignment, delegation or transfer in contravention herewith shall be null and void.

12.5	Use of Names.

(a)    Licensee shall not use the names, trademarks, or any adaptation of any names or trademarks of UIRF, UI, or any of their respective employees without prior written consent in each separate case, except that the parties may state that Licensee is licensed under the Patent Rights and Technical Information.

(b)    By entering into this Agreement, UIRF does not directly or indirectly endorse any product or service provided, or to be provided, by Licensee whether directly or indirectly related to this Agreement.

(c)    A party may issue a press release or other form of public announcement regarding the existence of this Agreement only after the other party has given its written approval, provided that such approval will not be unreasonably withheld. In all other instances Licensee’s use of the name “The University of Iowa” or the name of any UI college, department, or inventor in advertising, publicity or other promotional activities is expressly prohibited.

(d)    Notwithstanding the foregoing, UIRF and/or UI may disclose, without Licensee’s, Licensee’s Affiliate(s) or Sublicensee(s) approval, the terms of this Agreement that are a matter of public record under the Iowa Open Records Law, Iowa Code Chapter 22, and applicable federal law.

12.6    Independent Contractors. Nothing contained in this Agreement shall place the parties in a partnership, joint venture or agency relationship and neither party shall have the right or authority to obligate or bind the other party in any manner other than explicitly described herein.

12.7    Registration of Licenses. Licensee agrees to register and give required notice concerning this Agreement, at its expense, in each country where an obligation under law applicable to Licensee exists to so register or give notice, and otherwise ensure that the local/national laws applicable to Licensee affecting this Agreement are fully satisfied.

12.8    Force Majeure. No party hereto shall be liable for any failure or delay in performance under this Agreement to the extent said failures or delays are proximately caused by, without limitation, natural disasters, wars, insurrections, riots, and/or any other force majeure beyond the reasonable control of, and without the fault or negligence of, the party whose perfom1ance is affected. Except that, as a condition to the claim of non-liability, the party experiencing the difficulty shall give the other party prompt written notice, with full details following the occurrence of the cause relied upon. Dates by which performance obligations are scheduled to be met will be extended for a period of time equal to the time lost due to any delay so caused.

12.9    Entire Agreement. This Agreement, including its Exhibits, constitutes the entire agreement between the parties with respect to the subject matter and supersedes all prior communications, agreements or understandings, written or oral, including, but not limited to, the Standstill Agreement executed in June 2016. Any amendment to this Agreement must be in writing and signed by both parties. The delay or failure to assert a right or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition. A valid waiver must be executed in writing and signed by the party granting the waiver. Each party acknowledges that it was provided an opportunity to seek advice of counsel and as such this Agreement shall not be strictly construed for or against the drafter.

12.10. This Agreement may be signed in any number of counterparts, each of which will be deemed an original, and all of which taken together shall constitute one and the same agreement. Each party acknowledges that an original signature or a copy thereof transmitted by facsimile, e mail or other electronic means of transmission will constitute an original signature for purposes of this Agreement, and will have the same force and legal effect as if the original had been received. Each individual signing this Agreement on behalf of a legal entity does hereby represent and warrant to each other person so signing that he or she has been duly authorized to sign this Agreement on behalf of such entity.

Accepted and Agreed:

University of Iowa Research Foundation	Viewpoint Molecular Targeting, Inc.

By: /s/ Marie Kerbeshian, Ph.D.	By: /s/ Frances L. Johnson, M.D.

Name:_Marie Kerbeshian, Ph.D.	Name: Frances L. Johnson, M.D.

Title: Assistant Vice President and Executive	Title: Co-founder, Chief Medical Officer
Director University of Iowa Research Foundation

Signature:	Signature:

Date: July 19, 2018	Date: July 18,2018

EXHIBIT A

Invention: UIRF Case Nos. and related patent filings, including the following:

UIRF Case No.	Title	Filed IP
2016-006	Cancer Treatments

● U.S. Provisional Patent Application No. 62/198,001

● U.S. Provisional Patent Application No. 62/241,379

● PCT Patent Application No. PCT/US2016/043993

● U.S. Patent Application No. 15/578,506

● AU 2016298175

● EP 16831224.7

2016-112	Combination Therapies for Cancer	● U.S. Provisional Patent Application No. 62/354,345 ● PCT Patent Application No. PCT/US2017/039299
2018-091	Compositions for Chelating Metals at Low Temperatures	● U.S. Provisional Patent Application No. 62/662,074

IP Expenses (2016-006), as of July17, 2018: [**]

IP Expenses (2016-112), as of July 17, 2018: [**]

IP Expenses (2018-091), as of July 17, 2018: [**]

Total IP Expenses, as of July 17, 2018: [**]

Field of Use: means all applicable fields of use, including, but not limited to, cancer diagnosis, monitoring, and treatment, as identified in Exhibit A.

Territory: Worldwide

Patent Expense Payment Schedule ([**] - [**] = [**]):

●	[**], by July 31, 2018
●	[**], by October 1, 2018
●	[**], by January 1, 2019
●	All costs invoiced to Licensee after July 17, 2018 are due within thirty (30) days of invoices submitted electronically by UIRF to Licensee.

EXHIBIT B

Development Plan: Viewpoint intends to build value toward a liquidity event that may involve a partnering arrangement or acquisition by a large pharmaceutical company. The company intends to raise capital through SBIR mechanisms and by attracting equity investment from corporate venture capital groups or venture capital groups.

Performance Milestones: In addition to diligence as described in Section 4.3,

Business Development Milestones

Develop a GLP program suitable for collection of data for IND submissions to the FDA. [**].

Begin Phase 1 Clinical Trials         [**]

Begin Phase 2 Clinical Trials         [**]

Begin Phase 3 Clinical Trials         [**]

First Sale of Product                      [**]

Financial Milestones

Apply for a Phase II [**] SBIR by [**]

Secure [**] in equity investment by [**]

Secure [**] in equity investment by [**]

Secure [**] in SBIR Phase IIB by [**]

Minimum annual sales of [**] by [**]

EXHIBIT C

Success Fee. [**]%.

Sublicensee(s) Payments. Licensee shall pay directly to UIRF [**] percent ([**]) of all remuneration, which is not earned royalty under Section 3.3 received by Licensee from any Sublicensee(s) for rights under the Patent Rights, including all upfront license fees, milestone payments, or other sums and the fair market value of any non-cash payments such as equity, release from debt, and goods or services. Licensee agrees not to receive from Sublicensee(s) anything in lieu of cash payments without prior written approval from UIRF. Licensee shall promptly notify UIRF of Sublicensee(s) remuneration due and remit the payment within forty five (45) days of the date Sublicensee(s) payment is due.

Licensee will pay to UIRF [**] percent ([**]) of earned royalty payments based on Net Sales that are received by Licensee from a Sublicensee. UIRF’s percentage of this running royalty revenue will be paid by Licensee to UIRF within forty five (45) days of the end of each calendar quarter in which Licensee received such revenue.

Earned Royalty. In consideration for the rights granted to Licensee under this Agreement, and regardless of whether such rights are actively exercised by Licensee, Licensee shall pay directly to UIRF royalties as set forth in Exhibit C of:

(a)

A [**] ([**]) royalty based on Net Sales of Licensed Product(s) and/or Licensed Process(es)s, as defined in Section 1.6, in the reporting period for therapeutics, diagnostics, and other medically related products subject to FDA approval; and

(b)	A [**] ([**]) royalty based on annual Net Sales of Licensed Product(s) and/or Licensed Process(es)s, as defined in Section 1.6, in the reporting period for non- FDA regulated products and services.

EXHIBIT D

Annual Development and Marketing Report Form

This form covers the calendar-year ending [December 31,          ].

1.	Development and Marketing Activities
a.	List in detail all development and marketing activities as defined in Section 4 for each Licensed Product(s) and/or Licensed Process(es)
b.	Provide the name and address of the Sublicensee(s)
i.	Indicate whether or not the Sublicensee(s) is an Affiliate
ii.	Indicate whether or not the Sublicensee(s) is a contractor

2.	Net Sales
a.	Detail the calculation of Net Sales and royalty due for each Licensed Product(s) and/or Licensed Process(es)

3.	Future Development Plan
a.	Provide a development plan for the next reporting period beginning [DATE] and ending [DATE]

EXHIBIT E

Technical Information

None

EXHIBIT F

Success Fee

For purposes of Paragraph 3.1 and this Exhibit F, the following words and phrases have the meanings assigned to them below:

Aggregate Consideration:

(a)

In the case of a transaction described in subparagraph (a) of the definition of Liquidity Event, the sum of (i) all cash, and the Fair Market Value of all securities or other property, transferred to Licensee at the time of the transaction, less all current and long-term liabilities (but not contingent liabilities) of Licensee that are not discharged or assumed by the buyer (or its affiliates) in connection with such transaction, and (ii) all cash, and the Fair Market Value of all securities and other property which is Post-Closing Consideration payable to Licensee when and if actually paid; or

(b)

In the case of a transaction described in subparagraphs (b), (c), or (d) of the definition of Liquidity Event, the sum of (i) all cash, and the Fair Market Value of all securities and property, transferred to the equity holders of Licensee (and any option holders or warrant holders) in return for their equity (or options or warrants) in Licensee at the time of the transaction, and (ii) all cash, and the Fair Market Value of all securities and other property transferred to the equity holders of Licensee (and any option holders or warrant holders) which is Post-Closing Consideration payable to the holders of Licensee’s securities, when and if actually paid.

Fair Market Value: The valuation of any securities or other property will be determined by reference to the operative transaction agreement for a transaction described in the definition of Liquidity Event, provided that, if no such valuation is readily determinable from such operative transaction agreement, then for securities for which there is an active public market:

(a)

If traded on a securities exchange or the NASDAQ Stock Market, the value will be deemed to be the average of the closing prices of the securities on such exchange or market over the thirty (30) day period ending three (3) days prior to the closing of such transaction; or

(b)

If actively traded over-the-counter, the value will be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the closing of such transaction.

 The method of valuation of securities subject to investment letters or other similar restrictions on free marketability will take into account an appropriate discount from the market value as determined pursuant to clause (a) or (b) above so as to reflect the approximate fair market value thereof.

For securities for which there is no active public market, the value will be the fair market value thereof as (i) determined in good faith by the Board of Directors of Licensee and approved by UIRF, such approval not to be unreasonably withheld, or (ii) determined by a third party appraiser appointed and paid for by Licensee.

IPO: The first sale by Licensee of its stock pursuant to an underwritten registered public offering.

Liquidity Event: The first to occur of any of the following:

(a)	A sale of all or substantially all of the assets of Licensee;

(b)	A merger or consolidation to which Licensee is a party;

(c)	A sale by one or more of the equity holders of Licensee which results in a majority of the voting power of Licensee being transferred; or

(d)	A dissolution, liquidation, or winding up of Licensee.

provided that in the case of any transaction described in subparagraphs (a), (b), or (c) above, the equity holders of Licensee (or affiliates thereof) immediately prior to such transaction do not own a majority of the voting power of the acquiring, surviving, or successor entity (whether it is Licensee or otherwise Any financing transaction approved by Licensee’s Board of Directors in which voting control is provided to the third party providing financing as security for the financing will not be deemed a Liquidity Event.

Pre-IPO Valuation: The amount equal to the product of (i) the price per share of common stock of Licensee sold in the IPO, and (ii) the total number of outstanding shares of common stock of Licensee immediately prior to the closing of the IPO, determined on a fully diluted, as converted into common stock basis, giving effect to any stock split, stock dividend, stock combination, recapitalization, or similar action impacting Licensee’s capitalization that occurs, or is deemed to occur, upon consummation of the IPO.

Post-Closing Consideration: Any payments due for any deferred or contingent consideration payable to Licensee or its equity holders (other than reasonable compensation associated with future employment, future consulting services, or related restrictive covenants for future compensation, such as non-compete payments) in connection with any Liquidity Event including, without limitation, any post-closing milestone payment, escrow, or holdback of consideration.

For purposes of Paragraph 3.1, the following terms and conditions apply:

Payment of fee: The fee set forth in Paragraph 3.1 will be paid on a one-time basis on the earlier of the closing of either the Liquidity Event or IPO, provided that any Post-Closing Consideration will be payable within fifteen (15) days after the receipt of such Post-Closing Consideration by Licensee and its equity holders. The form of payment will be as follows:

(a)

For a Liquidity Event, the fee will be payable in the form of the proceeds payable to either Licensee or its equity holders, whether in cash, securities or other property and in the same proportion as such form of consideration is payable to Licensee or its equity holders; provided that in the event the form of consideration includes securities for which there is not an active public market, in lieu of paying that portion of the fee with such securities, Licensee will make a cash payment to UIRF equal to the Fair Market Value of such securities.

(b)	For an IPO, the fee will be paid in cash to UIRF.

The success fee owed by Licensee to UIRF as contemplated by paragraph 3.1 and this Exhibit F shall be triggered, and shall only be due and owing, upon the initial Liquidity Event or IPO, whichever shall first occur, and shall not be due and owing in connection with any subsequent Liquidity Event or IPO.

Reports: In addition to the other reports and information to be provided to UIRF under this Agreement, from the Effective Date through the date of the Liquidity Event or IPO, as the case may be, Licensee will provide to UIRF at least as often as provided to Licensee’s equity holders, financial information concerning Licensee and Licensee’s operations to the same extent Licensee provides such information to its equity holders, including annual financial statements and interim financial statements and any other information reasonably requested by UIRF from time to time which is regularly prepared by Licensee. Until a Liquidity Event or IPO occurs and payment is made under Paragraph 3.1, UIRF will be provided notice and will have full observation rights of any and all meetings of Licensee’s Board of Directors (or similar body having the power to control Licensee) and will be provided with copies of any written materials at the same time as such materials are provided to Licensee’s Board members, in accordance with and subject to the board observer rights agreement in Exhibit G.

Survival: The provisions of Paragraph 3.1 and Exhibit F hereof are irrevocable and survive the expiration or termination of this Agreement and vest as of the Effective Date. To the extent that Licensee is reorganized or otherwise reconstituted and such transaction is not a Liquidity Event, the successor in such reorganization or reconstitution will remain bound by the terms hereof.

EXHIBIT G

Board Observer Rights Agreement

In connection with the Exclusive License Agreement to which this Exhibit is attached, the Licensee and UIRF hereby agree as follows:

1.

If UIRF is not represented on the Licensee’s Board of Directors (the “Board”), the Licensee shall invite a representative designated by UIRF to attend all meetings of the Board in a nonvoting observer capacity; provided, however, that the Licensee reserves the right to withhold any materials and/or to exclude such representative from any meeting or portion thereof if the Board determines in good faith, upon the advice of counsel, that withholding board materials or excluding such representative from such meeting or portion thereof (i) is necessary to preserve the attorney-client privilege of the Licensee, (ii) would result in a disclosure of highly confidential proprietary information, or (iii) would result in a conflict of interest between such representative or UIRF, on the one hand, and the Licensee, on the other hand.

2.

UIRF agrees, on behalf of itself and each representative designated by UIRF, to hold in confidence and trust, and not to disclose, any confidential information provided to it or learned by it in connection with the rights granted under this side letter agreement, except to the extent otherwise required by law and any other regulatory process to which UIRF or such representative is subject. In addition to these confidentiality obligations, UIRF and any representative designated by UIRF under Paragraph 1 hereunder, shall sign a confidentiality agreement in a form reasonably requested by the Licensee.

3.

The rights described in paragraphs 1 and 2 above shall terminate and be of no further force or effect upon the earliest to occur of: (i) the closing of the sale of the Licensee’s securities pursuant to a registration statement filed by the Licensee under the Securities Act of 1933, as amended, in connection with the firm commitment underwritten offering of its securities to the general public; (ii) when the Licensee first becomes subject to the periodic reporting requirement of Sections 12(g) or 15(d) of the Securities Exchange Act of 1934, as amended; (iii) the closing date of (X) the acquisition of the Licensee by another entity by means of any transaction or series of related transactions (including, without limitation, any merger, consolidation or other form of reorganization in which outstanding shares of the Licensee are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring entity or its subsidiary, but excluding any transaction effected primarily for the purpose of changing the Licensee’s jurisdiction of incorporation or a significant purpose of which is to raise capital for the Licensee), unless the Licensee’s stockholders of record as constituted immediately prior to such transaction or series of related transactions will, immediately after such transaction or series of related transactions hold at least a majority of the voting power of the surviving or acquiring entity or (Y) a sale of all or substantially all of the assets of the Licensee or (iv) such time that UIRF no longer holds or owns any capital stock of the Licensee. The confidentiality obligations of UIRF and its representatives referenced in paragraph 2 above shall survive any such termination.

The formation, construction, and performance of this side letter agreement shall be construed, interpreted, governed, applied and enforced in accordance with the laws of the State of Iowa, without giving effect to its principles of conflict of laws or choice of law.